Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF GARTNER, INC.
a Delaware corporation
(originally incorporated on June 1, 1990 under the name “GGI Holding Corporation”)

     This Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and Stockholders in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE I

     The name of the corporation is Gartner, Inc. (the “Corporation”).

ARTICLE II

     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is The Corporation Service Company.

ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

     1. Authorized Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “common stock” and “preferred stock.” The total number of shares which this corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares. Two hundred fifty million (250,000,000) shares shall be designated common stock (the “Common Stock”), Five million (5,000,000 shares) shall be designated preferred stock (the “Preferred Stock”), all of which are presently undesignated as to series.

     Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005.

     Immediately upon the filing of this Restated Certificate of Incorporation, each outstanding share of this corporation’s Common Stock, Class A, and each outstanding share of this corporation’s Common Stock, Class B, will be reclassified and exchanged, automatically and without further action on the part of any holder thereof or otherwise, for one share of Common Stock.

     2. Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE VI

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE VII

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  IN WITNESS WHEREOF, the undersigned has executed this certificate on July 5, 2005.

GARTNER, INC.

By:	/s/ Lewis G. Schwartz

Name:	Lewis G. Schwartz
Title:	Secretary